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                                                                   EXHIBIT 3.1.7

                              ARTICLES OF AMENDMENT
                                       OF
                            ARTICLES OF INCORPORATION
                                       OF
                            UNITIVE ELECTRONICS, INC.

      Pursuant to North Carolina General Statutes Section 55-10-06, the undersigned corporation (the "CORPORATION") hereby submits these Articles of Amendment for the purpose of amending its Articles of Incorporation:

      (1) The name of the Corporation is Unitive Electronics, Inc.

      (2) Article V, Section A of the Articles of Incorporation of the Corporation is deleted, and a new Article V, Section A is adopted, which reads as follows:

                                    ARTICLE V
                           CAPITAL STOCK; PREFERENCES

      A. The number of shares the Corporation is authorized to issue is fifty-one million six hundred and one thousand (51,601,000) shares, of which twenty-eight million five hundred thousand (28,500,000) shares shall be designated as Class A Voting Common stock (the "VOTING COMMON STOCK"), of which one thousand (1,000) shares shall be designated as Class B Non-Voting Common Stock (the "NON-VOTING COMMON STOCK") (the Voting Common Stock and the Non-Voting Common Stock are sometimes collectively referred to as the "COMMON STOCK"), of which twenty-three million one hundred thousand (23,100,000) shares shall be designated Series A Preferred stock (the "SERIES A PREFERRED STOCK'). The Series A Preferred Stock is hereinafter sometimes referred to as the "Preferred Stock." The shares of Common Stock shall have a par value of $0.001 per share. The shares of Series A Preferred Stock shall have a par value of $0.001 per share.

      (3) Article V, Section B, paragraph 4 (d) 1 (iv) shall be amended by replacing clause (4) with the following:

      "(4) Upon exercise of certain warrants to purchase up to 2,200,000 shares of Class A Voting Common Stock (appropriately adjusted for any stock split, stock dividend or other recapitalization) in connection with the Corporation's bridge financing pursuant to a Note and Warrant Purchase Agreement, dated February 2000 (the "February 2000 Bridge Financing"), as amended from time to time, or in connection with obtaining a credit facility or facilities with a financial institution or financial institutions."

      A new clause (5) shall be added to read as follows:

      "(5) by way of dividend or other distribution of shares excluded from the definition of Additional Shares of Common Stock by the foregoing clauses (1),
(2), (3), (4) or this clause (5)."

      (4) Article V, Section B, paragraph 5 (b) shall be amended as follows:

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      Clause (i) shall be amended by replacing "thirteen million six hundred ninety-eight thousand eight hundred and seventy-five (13,698,875)" with "twenty-three million one hundred thousand (23,100,000)".

      Additional clams (vii) and (viii) shall be added to the end of paragraph
(b) to read as follows:

      "(vii) up to 1,200,000 shares of Class A Voting Stock (appropriately adjusted for any stock split, stock dividend or other recapitalization) issued pursuant to warrants issued in connection with the February 2000 Bridge Financing or (viii) up to 1,000,000 shares of Class A Voting Stock (appropriately adjusted for any stock split, stock dividend or other recapitalization) issued pursuant to warrants issued to a financial institution or institutions in connection with obtaining a credit facility or facilities."

      (5) Shareholder approval of the amendments was obtained as required by Chapter 55 of the General Statutes of North Carolina.

      (6) The date of adoption of each amendment was the 23rd day of May , 2000.

      (7) These Articles will be effective upon filing.

This 29th day of June , 2000.

                                                    UNITIVE ELECTRONICS, INC.

                                                    By: /s/ Wayne Machon
                                                        ------------------------
                                                        Wayne Machon, President

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